Exhibit 99.4

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

INTRODUCTION AND BASIS OF PRESENTATION

On August 9, 2006, Carsunlimited.com, Inc. (the "Registrant" or "CARS") executed an Agreement and Plan of Merger ("Merger Agreement") with Pump Acquisition Corp., a wholly-owned subsidiary of the Registrant ("PAC"), Innopump, Inc., a Nevada corporation ("Innopump"), and certain Innopump stockholders. Pursuant to the Merger Agreement, the Registrant issued 568,134,259 shares of its common stock to shareholders of Innopump in consideration of Innopump merging with and into PAC and becoming a wholly-owned subsidiary of the Registrant ("Merger"). Holders of Innopump convertible notes, warrants and options received equivalent amount of notes, warrants and options convertible or exercisable into that number of Registrant common stock had they converted or exercised immediately prior to the closing.

The Merger Agreement required CARS to issue to the Innopump stockholders 1,950 shares of CARS common stock for each share of Innopump common stock outstanding at the closing date of August 9, 2006. At the closing, there were 262,500 outstanding shares of Innopump common stock plus 28,792 shares issued on conversion of certain debt for a total of 291,292 shares which resulted in the issuance of 568,134,259 shares of CARS common stock and resulted in CARS stockholders retaining approximately 6.75% (41,125,000 shares) of the outstanding stock and Innopump stockholders receiving approximately 93.25% of the outstanding stock on a pre-diluted basis.

The parties' completion of the transactions contemplated under the Merger Agreement were subject to the satisfaction of certain contingencies including, without limitation, requisite approvals and consents and that CARS shall have no less than $7,500,000 in cash or cash equivalents and no more than $80,000 in liabilities immediately prior to closing. On August 9, 2006, the Registrant sold 10% senior redeemable convertible debt ("Convertible Debt") in the principal amount of $7.5 million to Mellon HBV Master U.S. Event Driven Fund, L.P. and Mellon HBV Master Global Event Driven Fund, L.P. (collectively referred to as the "Investor") in exchange for $7.5 million in cash. Interest accrues at 10% per annum, payable in cash or payable in kind ("PIK") at the Registrant's option, on the one year anniversary of the date of issuance with respect to the first year of accrued interest and quarterly in arrears thereafter. Any interest not paid when due will accrue and will be added to the principal in determining the number of shares of Common Stock issuable upon conversion of the Convertible Debt. The Convertible Debt matures 30 months after the date of issuance ("Maturity Date"). The Registrant shall not have the option to prepay the Convertible Debt prior to the Maturity Date. The Registrant must redeem 100% of the Convertible Debt, unless earlier converted, for an amount equal to 120% of the outstanding principal plus accrued but unpaid interest, on the Maturity Date. The proceeds from the Convertible Debt will be used for working capital, capital expenditures, mandatory debt repayment, and general corporate purposes.

The Convertible Debt is convertible into shares of the Registrant's common stock at the fully diluted, post-reverse merger valuation at Closing of $16 million. The price per share is equal to $16 million divided by the number of outstanding shares (611,847,827) of the post reverse-merger on a fully-diluted basis ("Original Purchase Price"). This conversion price of approximately $.02615 per share would result in the issuance of approximately 286,803,669 shares upon conversion of the debt and is subject to weighted-average, anti-dilution protection on all subsequent financings by the Registrant. In addition , the Investor received Warrants (aggregating 22% of the shares issuable on conversion) to purchase approximately 63,096,807 shares of common stock at an exercise price of approximately $.02615 per share. The Warrants have a five (5) year term.

The following tables set forth certain historical financial information of CARS and Innopump on an unaudited pro forma basis after giving effect to the merger as a "reverse acquisition" (i.e., with Innopump as the acquiror of CARS for accounting purposes).

The accompanying unaudited pro forma combined condensed balance sheet assumes the merger took place on March 31, 2006. The unaudited pro forma combined condensed balance sheet combines the unaudited balance sheets of Innopump and CARS as of March 31, 2006.

CARS fiscal year ended on December 31 and was a development stage Company prior to the merger. For purposes of the pro forma information, Innopump's statement of operations for the year ended June 30, 2005 and nine months ended March 31, 2006 have been combined with CARS unaudited statement of operations for the twelve months ended June 30, 2005 and nine months ended March 31, 2006. The unaudited pro forma combined condensed statement of operations gives effect to the CARS merger as if it had occurred on July 1, 2004.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of Innopump after the merger or of the financial position or results of operations of Innopump that would have actually occurred had the merger been effected as of the date described above.

The pro forma statements of operations do not reflect any effect of the contemplated operating efficiencies, cost savings and other benefits, anticipated by Innopump's management as a result of the merger.

The unaudited pro forma combined condensed financial information should be read in conjunction with the audited financial statements and related notes of CARS and the audited financial statements of Innopump included within this document.

                     UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

                              As of March 31, 2006


                                                                 Historical    Historical     Pro Forma                Combined
                                                                  Innopump       CARS       Adjustments      Note      Pro Forma
                                                                ------------------------------------------------------------------
 Assets
 Current assets:
   Cash                                                         $   666,801  $      3,036   $ 3,021,214   1,4,5,6,7  $   3,691,051
   Sublease income receivable, affiliates                            78,871            --            --                     78,871
    Accounts receivable                                              75,999            --            --                     75,999
   Inventories                                                       98,097            --            --                     98,097
   Due from affiliates                                               33,925            --            --                     33,925
   Prepaid expenses and other current assets                         90,596            --            --                     90,596
                                                                ----------------------------------------             -------------
 Total current assets                                             1,044,289         3,036     3,021,214                  4,068,539

 Property and equipment, net                                        817,771            --                                  817,771

 Other assets
   Deferred financing costs                                          34,418            --     1,125,582      1,4         1,160,000
   Security deposit                                                  34,155            --            --                     34,155
                                                                ----------------------------------------             -------------
 Total other assets                                                  68,573            --     1,125,582                  1,194,155
                                                                ----------------------------------------             -------------
 Total assets                                                   $ 1,930,633  $      3,036   $ 4,146,796              $   6,080,465
                                                                ========================================             =============

 Liabilities and stockholders' deficit
 Current liabilities:
   Notes and interest payable                                   $ 2,987,087  $         --   $(2,878,840)      4      $     108,247
   Notes and interest payable, related parties                    2,138,945        34,250      (754,234)     2,5         1,418,961
   Convertible notes and interest payable                           840,712            --      (840,712)      7                 --
   Common stock subject to redemption                               887,403            --            --                    887,403
   Due to licensor                                                  422,756            --      (250,000)      6            172,756
   Accounts payable and accrued expenses                            147,790       132,144       122,856      1,3           402,790
   Due to related parties                                           180,062            --                                  180,062
   Customer deposits                                                 34,786            --            --                     34,786
                                                                ----------------------------------------             -------------
 Total current liabilities                                        7,639,541       166,394    (4,600,930)                 3,205,005

 Long=term liabilities:
   Note payable, net of debt discount of $635,142                                     --      6,864,858      1,8         6,864,858
   Sublease security deposit, affiliate                               6,830           --                                     6,830
                                                                ----------------------------------------             -------------
 Total long-term liabilities                                          6,830           --      6,864,858                  6,871,688
                                                                ----------------------------------------             -------------
 Stockholders' deficit:
   Common stock, actual shares outstanding 31,125,000,
   proforma shares outstanding 609,259,259, at March 31, 2006            25        31,125       578,109       9            609,259
   Additional paid-in capital                                            --       888,146       222,130       9          1,110,276
   Accumulated deficit                                           (5,715,763)   (1,082,629)    1,082,629       9         (5,715,763)
                                                                ----------------------------------------             -------------
 Total stockholders' deficit                                     (5,715,738)     (163,358)    1,882,868                 (3,996,228)
                                                                ----------------------------------------             -------------
 Total liabilities and stockholders' deficit                    $ 1,930,633  $      3,036     4,146,796              $   6,080,465
                                                                ========================================             =============

         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

                       For the year ended of June 30, 2005


                                                          Historical    Historical     Pro Forma               Combined
                                                           Innopump       CARS        Adjustments     Note     Pro Forma
                                                       -------------------------------------------------------------------
 Net revenues                                                113,297           --            --                   113,297

 Cost of revenues
   Direct costs                                              100,347           --            --                   100,347
   Indirect costs                                            323,552           --            --                   323,552
                                                       ----------------------------------------             -------------
                                                             423,899           --            --                   423,899
                                                       ----------------------------------------             -------------
 Gross margin                                               (310,602)          --            --                  (310,602)

 Operating expenses
   General and administrative                              1,127,980       84,909        70,000         2       1,282,889
                                                       ----------------------------------------             -------------
 Loss from operations                                     (1,438,582)     (84,909)       70,000                 1,593,491
                                                       ----------------------------------------             -------------
 Other income (expenses)
   Sublease income, affiliates                                82,111           --            --                    82,111
   Debt discount                                                  --           --      (329,056)       2,8       (329,056)
   Interest expense                                          (84,437)          --      (716,942)      1,4,7      (801,379)
   Interest expense, related parties                        (130,989)     (52,875)       33,166         5        (150,698)
   Amortization of financing costs                           (27,615)          --      (464,000)        1        (491,615)
   Gain (loss) on foreign currency exchange                   (3,206)          --            --                    (3,206)
                                                       -----------------------------------------            -------------
                                                            (164,136)     (52,875)   (1,476,832)               (1,693,843)
                                                       -----------------------------------------            -------------
 Net loss                                                 (1,602,718)    (137,784)   (1,546,832)               (3,287,334)
                                                       =========================================            =============

 Weighted average common shares outstanding
   Basic                                                     246,000   30,375,000                             576,334,259
                                                       =========================================            =============
   Diluted                                                   262,500   30,375,000                             608,509,259
                                                       =========================================            =============

 Loss per common share

   Basic                                               $       (6.52) $     (.005)                          $       (.006)
                                                       =========================================            =============
   Diluted                                             $       (6.11)       (.005)                                  (.005)
                                                       =========================================            =============

         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

                    For the nine months ended March 31, 2006


                                                          Historical    Historical     Pro Forma                 Combined
                                                           Innopump       CARS        Adjustments     Note      Pro Forma
                                                       -------------------------------------------------------------------
 Net revenues                                                182,115           --            --                   182,115

 Cost of revenues
   Direct costs                                              143,865           --            --                   143,865
   Indirect costs                                            330,662           --            --                   330,662
                                                       ----------------------------------------             -------------
                                                             474,527           --            --                   474,527
                                                       ----------------------------------------             -------------
 Gross margin                                               (292,412)          --            --                  (292,412)

 Operating expenses
   General and administrative                              1,435,917       95,003                               1,530,920
                                                       ----------------------------------------             -------------
 Loss from operations                                     (1,728,329)     (95,003)                             (1,823,332)
                                                       ----------------------------------------             -------------
 Other income (expenses)
   Sublease income, affiliates                                73,440           --            --                    73,440
   Debt discount                                                 --            --      (190,543)        8        (190,543)
   Interest expense                                         (166,064)          --      (397,317)      1,4,7      (563,381)
   Interest expense, related parties                        (112,333)      (2,321)       39,356         5        ( 75,298)
   Amortization of financing costs                           (55,697)          --      (382,418)       1,4       (438,115)
   Gain (loss) on foreign currency exchange                    1,754           --            --                     1,754
                                                       ----------------------------------------             -------------
                                                            (258,900)      (2,321)     (930,922)               (1,192,143)
                                                       ----------------------------------------             -------------
 Net loss                                                 (1,987,229)     (97,324)     (930,922)               (3,015,475)
                                                       ========================================             =============
 Weighted average common shares outstanding
   Basic                                                     246,000   31,125,000                             577,084,259
                                                       ========================================             =============
   Diluted                                                   262,500   31,125,000                             609,259,259
                                                       ========================================             =============
 Loss per common share

   Basic                                               $       (8.08) $     (.003)                           $      (.005)
                                                       ========================================             =============
   Diluted                                             $       (7.57)       (.003)                                  (.005)
                                                       ========================================             =============

      ProForma Adjustments Related to the Acquisition

      The accompanying unaudited proforma combined condensed financial information has been prepared as if the acquisition was completed on March 31, 2006 for balance sheet purposes and as of July 1, 2004 for statements of operations purposes and reflect the following proforma adjustments:


      (1) To record the issuance of the 10% senior redeemable convertible debt of $7,500,000 to Investor due February 2009 in connection with the transaction and financing fees of $1,160,000 which are payable to the investment banker in the amount of $1,100,000 and $60,000 to the Investor for prior bridge financing (3% of $2,000,000). Of the total financing fees, $985,000 was due at closing and $175,000 was deferred.

            To record interest expense of $750,000 and $562,500 for the year ended June 30, 2005 and the nine months ended March 31, 2006, respectively.

            To record amortization of financing fees of $464,000 and $348,000 for the year ended June 30, 2005 and the nine months ended March 31, 2006, respectively.

      (2) To record a $70,000 note payable issued by CARS to Ocean Drive, a related party, for the payment of legal fees.

            To record the conversion of $100,000 of debt due from CARS to Ocean Drive, including $65,000 of the $70,000 note issued above and the subsequent issuance of 10,000,000 shares of common stock for the conversion.

            To record the estimated intrinsic value of the beneficial conversion of this debt in the amount of $75,000 in the year ended June 30, 2005.

      (3) To record the reduction of CARS accounts payable to $80,000 as required by the merger agreement prior to closing.


      (4) To record the payment on closing of notes payable and accrued interest and the conversion of certain notes on closing as follows:

            Ocean Drive             $  365,789   Repayment
            Investor bridge notes    2,078,333   Repayment
            Ocean Drive (a)            334,718   Repayment of $34,718 interest,
                                                 conversion of $300,000 to stock
            Bridge Lenders             100,000   Converted to stock
                                    ----------
                                    $2,878,840
                                    ==========

            (a) Ocean Drive is a related party of CARS.

            The aggregate notes of $400,000 were converted into 18,528,683 shares of CARS stock .

            To expense the remaining deferred financing costs of $34,418 associated with the prior Investor bridge loans.

            To reverse interest expense of $33,058 and $165,183 for the year ended June 30, 2005 and the nine months ended March 31, 2006, respectively for debt as described above and in adjustment (7) below.

      (5) To record the payment of Innopump shareholder debt of $724,234 upon closing of the merger.

            To reverse interest expense of $33,166 and $39,356 for the year ended June 30, 2005 and the nine months ended March 31, 2006, respectively.

      (6) To record payment of $250,000 due to licensor in arrears as agreed upon per June 06 waiver between licensor and Innopump.

      (7) To record the conversion on closing of convertible notes payable and accrued interest as follows:

            Bridge note          400,000        Converted to stock
            Ocean Drive          440,712        Repayment of $40,712 interest,
                              ----------        conversion  of $400,000 to stock
                              $  840,712
                              ==========

            The aggregate notes of $800,000 were converted into 37,626,233 shares of CARS stock.


      (8) To record debt discount in the amount of $635,142 on the warrants issued to the Investor in connection with the $7,500,000 debt to be amortized over the life of the debt. The warrants (aggregating 22% of the shares issuable on conversion) entitle the lender to purchase approximately 63,096,807 shares of common stock at an exercise price of approximately $.026 per share. The Warrants have a five (5) year term. The debt discount was calculated using the Black-Scholes model assuming a volatility of 40% and a risk free interest rate of 4.91%.

            To record amortization of debt discount of $254,056 and $190,543 for the year ended June 30, 2005 and the nine months ended March 31, 2006, respectively.


      (9)   To record the following adjustments to stockholders' deficit:

                               Historical                                                             Adjusted
                                Combined         (9a)       (9b)      (9c)       (9d)       (9e)       Balance
                                --------         ----       ----      ----       ----       ----       -------
Common Stock                     31,150         10,000                 56,155               511,954      609,259
                                                                                                       =========
Additional paid-in-capital      888,146         20,000     52,144   1,109,427   635,142  (1,594,583)   1,110,276
                                                                                                       =========
Accumulated deficit          (6,798,392)                                                  1,082,629   (5,715,763)


      (9a) To record the conversion of $100,000 CARS debt to equity, the beneficial conversion of $75,000 of the related debt and the payment of $70,000 in legal fees paid from the funds received from the CARS debt. (see note(2) above).

      (9b) To record the reduction of CARS accounts payable to $80,000 as required by the merger agreement prior to closing. (see note(3)above).

      (9c) To record the issuance of common stock for the conversion of debt of $1,200,000 (see notes (4) and (7) above and to expense the remaining deferred financing costs of $34,418 associated with the prior Investor bridge loans.

      (9d)  To record debt discount on Investor warrants (see note (8) above).

      (9e) To record the recapitalization of Innopump to CARS stock pre-debt conversion, 262,500 shares of Innopump converting at approximately 1,950 shares of CARS and to recapitalize the CARS accumulated deficit to that of the accounting acquiror (Innopump) .

Critical Accounting Policies

General. Innopump's financial statements are impacted by the accounting policies used, and the estimates and assumptions made, by management during their preparation. A summary of the significant accounting policies can be found in the Notes to the Financial Statements. Presented below is a description of the accounting policies that Innopump believes are most critical to understanding the financial statements.

Basis of Presentation

The transaction between Innopump and Sea Change Group, LLC ("SCG"), which are entities under common control, was accounted for in a manner similar to a pooling of interests whereby the assets and liabilities of SCG were transferred to Innopump at historical amounts. The financial statements were prepared as if this transaction had occurred at the beginning of the periods presented herein, and present the financial data of previously separate entities.

Accounts Receivable

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. Accounts are written off as uncollectible at the discretion of management.

Inventories

Inventories, which consist principally of raw materials and finished goods, are stated at cost on the first-in, first-out basis, which does not exceed market value.

Depreciation and Amortization

Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. The Company provides for depreciation and amortization over the following estimated useful lives:

           Machinery and equipment                    10 Years
           Molds                                       3 Years

Costs of maintenance and repairs are expensed as incurred while betterments and improvements are capitalized.

Revenue Recognition

Revenues are generally recognized at the time of shipment. The Company requires deposits from certain customers which are recorded as current liabilities until the time of shipment.

Impairment of Long-Lived Assets

Certain long-lived assets of the Company are reviewed at least annually to determine whether there are indications that their carrying value has become impaired, pursuant to guidance established in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. Management also reevaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives

Shares Subject to Mandatory Redemption

The Company complies with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which requires certain financial instruments such as mandatory redeemable shares, be classified as liabilities even though they possess certain characteristics of equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections". SFAS No. 154 replaces Accounting Principles Board ("APB") No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of SFAS No. 154 will have a material impact on its balance sheets and statements of operations, stockholders' equity and cash flows.

In December 2004, the FASB issued SFAS No. 123(R), "Share Based Payment". SFAS No. 123(R) revises SFAS No. 123 and is effective for non-public companies as of the beginning of the first annual reporting period after December 31, 2005. SFAS No. 123(R) requires public entities to measure the cost of employment services received in exchange for an award of equity instruments on the grant date based on the fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in SFAS No. 123. The Company does not anticipate that the adoption of SFAS No. 123(R) will have a material impact on its balance sheets and statements of operations, stockholders' equity and cash flows.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" which amends SFAS No. 133 and SFAS No. 140. SFAS No. 155 permits hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to irrevocably be accounted for at fair value, with changes in fair value recognized in the statement of income. The fair value election may be applied on an instrument-by-instrument basis. SFAS No. 155 also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS No. 155 is effective for those financial instruments acquired or issued after December 1, 2006. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument will be recognized as a cumulative-effect adjustment to beginning retained earnings. The Company does not expect the new standard to have any material impact on its financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140". SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of income in the period in which the changes occur. SFAS No. 156 is effective for the Company as of December 1, 2006. The Company does not expect the new standard to have any material impact on its financial position and results of operations.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

CARS was originally incorporated in Nevada (the "Company"), on March 7, 2000, with a principal business objective to operate an Internet database business involving the automobile industry. On August 9, 2006, certain of Innopump's shareholders executed and closed on an Agreement and Plan of Merger ("Merger Agreement") by and among, CARS and its subsidiary, Pump Acquisition Corp., ("PAC"). Pursuant to the Merger Agreement, CARS issued 568,134,259 shares of its common stock to Innopump's shareholders in consideration of Innopump merging with and into PAC and becoming a wholly-owned subsidiary of CARS ("Merger"). The Merger was accounted for as a reverse merger (recapitalization) with Innopump deemed to be the accounting acquirer, and CARS as the legal acquirer. Accordingly, the historical financial information presented in future financial statements will be that of Innopump as adjusted to give effect to any difference in the par value of ours and Innopump's stock with an offset to capital in excess of par value. The basis of the assets, liabilities and retained earnings of Innopump, the accounting acquirer, have been carried over in the recapitalization. Upon the closing of the Merger, we became a manufacturer, developer and seller of proprietary, variable blend pump dispensers.

In addition, Innopump's purchase of substantially all assets of SCG has been accounted for in a manner similar to a pooling of interests. Therefore the financial information of Innopump and SCG is presented on a combined basis.

We are engaged in the manufacture of a dual dispenser that enables the user to blend two liquids in varying proportions. Substantially all of our revenues come from wholesale sales and our customers are located in both the continental United States and in Europe. The dual dispensers are manufactured in Germany and are currently being utilized in the food and cosmetic industries.

        The following discussion and analysis pertains to the operations of Innopump for the two years ended June 30, 2005 and the nine months ended March 31, 2006 and March 31, 2005.

Liquidity, Capital Resources, and Going Concern

        The following table sets forth the working capital (deficiency) position of Innopump as at March 31, 2006:


                                                 At March 31,
                                                    2006
                                                -------------
Current assets                                  $ 1,044,289
Current liabilities                               7,639,541

Working capital (deficiency)                    $(6,595,252)
                                                ============


At March 31, 2006, Innopump had incurred cumulative losses of approximately $5.7 million since inception and utilized cash of approximately $1.6 million for operating activities during the nine months ended March 31, 2006. Innopump has a working capital deficit of approximately $6.6 million and a stockholders' deficit of approximately $5.7 million as of March 31, 2006.

Management recognizes that Innopump must generate additional revenue and sufficient gross profits to achieve profitable operations. Management's plans to increase revenues include the continued building of its customer base and product line, especially in the food and cosmetic industries. In addition, management recognizes that additional capital must be raised to meet its debt obligations and to finance capital expenditures which are required to meet customer specifications.


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

On June 9, 2005, Innopump entered into an Agreement and Plan of Merger with Carsunlimited.com ("CARS"), a publicly traded entity. As a result of this transaction, during the year ended June 30, 2005, the Company was able to obtain approximately $1 million in bridge financing, of which $300,000 was received from private investors and approximately $700,000 was received from Ocean Drive Opportunities Fund, LLC, an affiliate of CARS.

On September 22, 2005, CARS entered into a non-binding term sheet with the Investor whereby Investor would purchase $7.5 million of senior redeemable convertible debt from CARS upon the completion of a reverse merger with the Innopump. The senior redeemable convertible debt will bear interest at a fixed rate of 10%. The debt will mature 30 months from the date of closing. The convertible debt will be convertible into shares of the Company's common stock at a price per share equal to $16 million divided by the number of outstanding shares of the Company after it is acquired. In addition, the lender will receive 5-year term warrants which aggregate 22% coverage on an as-if-converted basis on the investment. The term sheet includes a penalty whereby warrants will be issued should the acquired Company's rolling EBITDA fall short of certain targets during the term of the notes. The warrants are exercisable upon the maturity of the notes and will expire three years from the date of maturity.

As of August 9, 2006, Innopump has received an aggregate of $3 million from Investor in bridge loans in connection with this transaction.

On August 9th, 2006, this transaction, was completed. After paying current debt obligations and as a result of a portion of current debt converting to stock, Innopump has approximately $2.2 million of cash to be utilized for working capital, current liabilities and to finance operations. Management believes that this capital will enable Innopump to begin to build its product line with the necessary equipment expenditures required, but that additional financing will be required. Management also believes that it will be able to extend certain remaining debt obligations and convert certain debt to equity as a result of this transaction.

Based on our current operating plan and our available cash and cash equivalents, we expect that we will need to obtain additional financing through the sale of equity securities, private placements, and/or bridge loans within 12 months. Additional financing, whether through public or private equity or debt financing, arrangements with stockholders or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us. Our ability to maintain sufficient liquidity is dependent on our ability to raise additional capital. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. The terms of any debt issued could impose restrictions on our operations.


If Innopump is unsuccessful in building its customer base and obtaining financing for its capital equipment requirements or is unable to obtain additional financing on favorable terms there could be a material adverse effect on the financial position, results of operations and cash flows of Innopump. The accompanying financial statements do not include any adjustments that might be necessary if Innopump is unable to continue as a going concern.

Results of Operations

Nine months ended March 31, 2006 and 2005

REVENUES. During the nine months ended March 31, 2006, Innopump had revenues of $182,115 as compared to revenues of $93,809 during the nine months ended March 31, 2005, an increase of approximately 94%. In 2006, the revenue was attributable to four customers, one in the cosmetic industry which accounted for approximately 39% of revenues and one in the food industry which accounted for approximately 26% of revenues. In 2005 the revenue was attributable to one customer in the food industry. The increase is attributable to the business starting to grow and beginning to diversify as to customer base and product availability. We believe that our sales will continue to grow as we strengthen our sales force and are able to introduce new products and our customer base will continue to grow as we are able to introduce new product concepts and automate production further.

GROSS MARGIN. Cost of revenues - direct costs, which consist of direct labor, overhead and product costs, were $143,865 for the nine months March 31, 2006 as compared to $85,994 for the nine months ended March 31, 2005. The increase for 2006 is a result of the increase in revenues. The labor for the sole product produced in 2005 required more processes and manual labor than the various products manufactured in 2006 resulting in a higher cost as a percent of revenues in 2005. Cost of revenues - indirect costs, which consist of indirect labor, quality control costs, factory maintenance, product development and depreciation, were $330,662 for the nine months ended March 31, 2006 as compared to $224,028 for the nine months ended March 31, 2005. The increase was due primarily to increased depreciation of approximately $48,000 due to the purchase of additional manufacturing equipment and approximately $113,000 in product design and additional labor for testing and development in 2006 as compared to $55,000 in 2005. Gross margin was a deficit of $(292,412) for the nine months ended March 31, 2006 as compared to a deficit of $(216,213) for the nine months ended March 31, 2005, representing gross margins of approximately (161)% and
(230)% of net revenues, respectively. The improvement in our gross margin percentage is attributable to increased revenue in 2006 and lower direct costs as a percent of revenue. Management believes that indirect costs will decrease as products become introduced into the marketplace and as revenues increase to cover these costs. Management also believes direct costs will continue to decrease on a percentage of revenue basis as labor becomes streamlined with the addition of new equipment.

OPERATING EXPENSES. General and administrative expenses totaled $1,435,917 for the nine months ended March 31, 2006, as compared to $721,558 for the nine months ended March 31, 2005, an increase of approximately 99%. This increase of approximately $714,000 is primarily attributable to an increase in the royalties due the licensor under contract of $70,000, an increase in consulting fees of $71,000 as more general consultants were used in 2006 for sales and other administrative functions, increase of $275,000 in salaries and related benefits as needed to start developing the business, an increase in legal and professional fees of $208,000 as there became a greater need for these services, and an increase in travel expenses of approximately $24,000 as more overseas travel was required in 2006 as manufacturing procedures and processes were being developed.

NET LOSS. Innopump had a net loss of $1,987,229 for the nine months ended March 31, 2006 as compared to $1,053,089 for the nine months ended March 31, 2005, an increase of approximately $935,000. The increase in net loss is attributable to the increases in general and administrative expenses and cost of revenues as described above. In addition, interest expense increased by approximately $119,000 in 2006 due to increased debt obligations. Innopump management believes that revenues will continue to increase as Innopump introduces new products and automates production which will cover operating expenses and indirect costs and improve the gross margin.

Fiscal years ended June 30, 2005 and 2004

REVENUES. During the year ended June 30, 2005, Innopump had revenues of $113,297 as compared to revenues of $88,414 during the year ended June 30, 2004, an increase of approximately 28%. In 2004, the revenue was attributable to one customer in the cosmetic industry and in 2005 the revenue was primarily attributable to one customer in the food industry. We believe that our sales will continue to grow as we strengthen our sales force and are able to introduce new products and our customer base will be diversified.

GROSS MARGIN. Cost of revenues - direct costs, which consist of direct labor, overhead and product costs, were $100,347 for the year ended June 30, 2005 as compared to $63,121 for the year ended June 30, 2004. The increase for 2005 is a result of both the increase in revenues and the increase in production labor costs. The labor for the product manufactured in 2005 required more processes and manual labor than the product manufactured in 2004. Cost of revenues - indirect costs, which consist of indirect labor, quality control costs, factory maintenance, product development and depreciation, were $323,552 for the year ended June 30, 2005 as compared to $146,807 for the year ended June 30, 2004. The increase was due primarily to increased depreciation of approximately $68,000 due to the purchase or more manufacturing equipment and approximately $91,000 in product design and additional labor for testing and development in 2005 as compared to $23,000 in 2004. Gross margin was a deficit of $(310,602) for the year ended June 30, 2005 as compared to a deficit of $(121,514) for the year ended June 30, 2004, representing gross margins of approximately (274)% and
(137)% of revenues, respectively. The decline in our gross margin percentage is attributable to increased direct and indirect cost of revenues as described. Management believes that these indirect costs will decrease as products become introduced into the marketplace and as revenues increase to cover these costs. Management also believes direct costs will decrease on a percentage of revenue basis as labor becomes streamlined with the addition of new equipment.

OPERATING EXPENSES. General and administrative expenses totaled $1,127,980 for the year ended June 30, 2005, as compared to $573,057 for the year ended June 30, 2004, an increase of approximately 97%. This increase of approximately $555,000 is primarily attributable to an increase in the technical consultant fee and royalties due the licensor under contract of $130,000, an increase in consulting fees of $42,000 as more general consultants were used in 2005 for sales and other administrative functions, the inception of the payment of salaries of $100,000 which did not exist in 2004, an increase in legal and professional fees of $156,000 as there became a greater need for these services, and an increase in travel expenses of approximately $40,000 as more overseas travel was required in 2005 as manufacturing procedures and processes were being developed.

NET LOSS. Innopump had a net loss of $1,602,718 for the year ended June 30, 2005 as compared to $838,848 for the year ended June 30, 2004, an increase of approximately $765,000. The increase in net loss is attributable to the increases in general and administrative and cost of revenues as described above. In addition, interest expense increased by approximately $69,000 in 2005 due to increased debt obligations. Innopump management believes that revenues will continue to increase as Innopump introduces new products and automates production which will cover operating expenses and indirect costs and improve the gross margin.

Fiscal years ended June 30, 2004 and 2003

Innopump had no revenues in 2003 as related to the dual dispenser. SCG had started to commence operations and had a loss of approximately $1,020,000 in 2003which was due to approximately $340,000 in losses related to a prior business (manufacturing of cosmetics), approximately $185,000 in interest expense on debt and approximately $495,000 in general and administrative expenses relating primarily to technical consultant and royalty fees and the establishment of a sales force and general operating expenses as related to Innopump's current operations.